Exhibit 99.1

News Release

GenCorp Announces Upcoming Name and Ticker Symbol Change

SACRAMENTO, Calif., – March 09, 2015 – GenCorp Inc. (NYSE:GY) today announced that its Board of Directors has approved changing the company’s corporate name to "Aerojet Rocketdyne Holdings, Inc." The new corporate name was selected to honor the predecessor companies' heritage of continuous product innovation and mission success and their significant contributions to national defense and space exploration for over 70 years.  The company’s name change is being announced concurrently with the competitive improvement program for subsidiary Aerojet Rocketdyne.

The company has reserved the ticker symbol AJRD with the NYSE and expects to start trading under the new symbol in late April.

"These important actions together with our latest generation of game changing technologies and digital manufacturing techniques will enable the next phase in the transformation of GenCorp into a focused, world-class, aerospace and defense company with a great and unbounded future," said Scott Seymour, President and Chief Executive Officer of GenCorp and Aerojet Rocketdyne.

About GenCorp and Aerojet Rocketdyne
GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale, and leasing of the company's excess real estate assets. Aerojet Rocketdyne is a world-recognized aerospace and defense leader providing propulsion and energetics to its space, missile defense, strategic, tactical missile and armaments customers throughout domestic and international markets. Additional information about GenCorp and Aerojet Rocketdyne can be obtained by visiting the companies’ websites at http://www.GenCorp.com and at http://www.Rocket.com.

Contact information:
Investors: Kathy Redd, chief financial officer  916.355.2361
Investor Relations: Ron Samborsky, vice president, Investor Relations  916.355.3610
Media: Glenn Mahone, vice president, Communications  202.302.9941
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